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PAYPAL, INC.
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This filing relates to a proposed merger between eBay Inc. and PayPal, Inc. pursuant to the terms of an Agreement and Plan of Merger, dated July 7, 2002, among PayPal, Inc., eBay Inc. and Vaquita Acquisition Corp. Investors and security holders are urged to read the proxy statement/prospectus regarding the announced acquisition of PayPal by eBay, when they become available, because they will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by eBay. Investors and security holders may obtain a free copy of the proxy statement/prospectus, when available, and other documents filed by eBay and PayPal with the Commission at the Commission's web site at www.sec.gov. Free copies of the proxy statement/prospectus and eBay's other filings with the Commission may also be obtained by directing a request to eBay at investorrelations@ebay.com. Free copies of PayPal's SEC filings may be obtained at the Investor Relations section of the PayPal web site or by directing a request to PayPal at investorrelations@paypal.com.

On July 23, 2002, PayPal, Inc. held a conference call relating to the announcement of its second quarter results. The following is the script used during such conference call.

Vince Sollitto—Intro and Legal Disclosure

Good morning. Thank you and welcome to PayPal's earnings release conference call for the second quarter of 2002. Joining me are Peter Thiel, co-founder and CEO of PayPal, and Roelof Botha, our Chief Financial Officer.

This conference call is also being broadcast on the Internet and is available through the Investor Relations section of the PayPal web site. On this call, PayPal executives will review the financial performance of the company from the second quarter of this year and provide some guidance for upcoming quarters. I hope that all of you have a copy of the press release we just issued containing this information. In the event you do not, the release is available on our website in the "Press Release" section, linked off the "About Us" footer.

Before we go any further, I'd like to call your attention to the note at the end of the press release about the forward looking statements contained therein and to note that such safe harbor language also applies to the forward looking statements contained in this conference call. The forward looking statements involve risks and uncertainties that could cause our actual results to differ significantly from those projected. For a description of risks and other factors which could cause or contribute to such differences, please review our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, and our Registration Statement on Form S-1 (File No. 333-90318), including in particular the section called, "Risk Factors That May Affect Future Results and Market Price of Stock" in Item 2 of Part I of the 10-Q, and the section called "Risk Factors" in the S-1.

Investors and security holders are urged to read the proxy statement/prospectus regarding the announced acquisition of PayPal by eBay referenced in this conference call, when they become available, because they will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by eBay. Investors and security holders may obtain a free copy of the proxy statement/prospectus, when available, and other documents filed by eBay and PayPal with the Commission at the Commission's web site at www.sec.gov. Free copies of the proxy statement/prospectus and eBay's other filings with the Commission may also be obtained by directing a request to eBay at investorrelations@ebay.com. Free copies of PayPal's SEC filings may be obtained at the Investor Relations section of the PayPal web site or by directing a request to PayPal at investorrelations@paypal.com.

We will begin today's call with Peter, who will provide an overview of the business, followed by Roelof, who will provide greater detail on our financial performance and key operating metrics. At that time, we will be happy to respond to your questions. And now over to Peter.

Peter Thiel

Thanks, Vince and welcome, everyone, to the call.

I am delighted to report that PayPal had an excellent second quarter. The company continued to see strong growth in its global payment network, in total payment volume, in international adoption, and in revenues. As a result, PayPal's second quarter as a public company was also its second consecutive quarter of GAAP profitability. Clearly, the PayPal strategy of providing easy, convenient and cost-effective payments to consumers and small businesses is working, and our business model, which is extremely transparent, continues to be borne out.

Let me review some of the key numbers:

Revenues for the second quarter of 2002 totaled $53.8 million, a quarter-on-quarter increase of more than 10% from $48.8 million in the first quarter, and an increase of 173% over the $19.7 million in revenues in the second quarter of 2001.

PayPal again reported positive net income for the quarter—$529,000 for the second quarter, or a penny per diluted share, on a Generally Accepted Accounting Principles (GAAP) basis, compared to a net loss of $27.7 million, or $4.47 per share, for the same period last year. PayPal's pro forma after-tax net income for the quarter, which excludes non-cash expenses related to stock-based compensation and non-recurring charges resulting from our exiting of leased facilities in Palo Alto, amounted to $5.7 million, or nine cents ($0.09) per diluted share, compared with a pro forma net loss of $7.2 million, or $1.17 per share, for the second quarter of 2001.

Business Overview and Strategy
During the second quarter, PayPal achieved continued adoption by the eBay™ community; an estimated three-quarters of eBay™ auctions listed PayPal as a payment option in this period.

To accelerate further our growth, PayPal launched a number of new eBay-related features. Two notable features are Auction Finder, which allows winning bidders to pay for multiple auction purchases at one time and to make auction payments directly from the PayPal homepage; and Winning Bidder Notification, which encourages buyers to use PayPal at the end of a successful auction.

In June, we were delighted to meet with many PayPal users in Anaheim at eBay Live!™, the online auction leader's first convention for members and suppliers. PayPal received a strong endorsement from sellers there and we demonstrated new product features to the over 5000 attendees. (We also gave away over 2000 "PayPal: The New World Currency" T-shirts, which could be seen being worn throughout the crowd on Saturday—and even in the photograph accompanying USA Today's article about the event.) It was at eBay Live that we heard again from our users just how much they would like to see PayPal more deeply integrated with eBay, in order to make selling and shopping at eBay even easier for our mutual customers with their payment service of choice.

Beyond our core auction business, PayPal achieved robust growth for payments involving fixed-price sale of goods, the sale of services, and other cash transfers. Our 11% overall quarter-on-quarter payment volume growth was driven by 7% growth in our auction-related payment volume and 16% growth in our non-auction-related payment volume over the same period. As a result, the auction-related share of our total payment volume decreased to 59% for the second quarter of 2002 from 61% for the first quarter, while the non-auction-related share of our total payment volume increased to 41% from 39% over the same period.

One way we've been marketing our payments service has been through our PayPal Developer Network, which fosters the creation of e-commerce applications and their adoption by entrepreneurs and small businesses. We're quite pleased with the response it has gotten from the website designer and developer community. Formally launched earlier this year, the PayPal Developer Network has grown to over 50,000 registered members at the end of the second quarter of 2002. To date, these developers have created 138 PayPal-compatible applications. In the second quarter of 2002 alone, the PayPal Developer Network created e-commerce solutions for Microsoft VisualStudio.NET and ASP.NET, for NetObjects Fusion 7, payment solutions for digital content and delivery, and "PayPal E-commerce Email" with Topica, a provider of email newsletter publishing tools. We also launched a Small Business Resource Center on our website to provide additional tips and tools on the use of PayPal for small businesses.

Finally, at the end of the second quarter, PayPal announced a partnership with United Parcel Service to promote shipping by UPS to PayPal sellers. Sellers accepting payment through PayPal now will be able to fill out and print UPS shipping labels and pay for shipping directly from their PayPal account. This partnership represents the first integration of the UPS application programming interface with a third party. We plan to expand this PayPal shipping platform to include other service providers.

International
PayPal achieved strong growth and continued adoption outside the United States. In the second quarter of 2002, 23% of our total payment volume involved at least one party outside the United States, compared to 10% for the same period last year, and 20% for the first quarter of 2002. Users in 17 of the 38 countries we serve (including the United States) have the ability electronically to transfer funds from their PayPal accounts to their local bank accounts; the company now also provides users in Germany and the Netherlands with the ability electronically to transfer funds into their PayPal accounts from their local bank accounts, a feature previously only available to U.S. members.

Regulatory Status
Regarding our regulatory status: PayPal has received money services business licenses, also known as money transmitter licenses, in 12 states, has applied in 15 other states, and is preparing one additional application. As previously disclosed, in June, the company received a letter from the New York Banking Department stating that, based on its review of the PayPal business model and the relationship between PayPal and its customers created by the PayPal User Agreement, the Department had concluded that PayPal is not engaged in illegal banking. This follows actions taken by the company in the first quarter to remove customer funds from the company's balance sheet and to cease earning income on those funds. We made these modifications following the advisory opinion we received in February from the Federal Deposit Insurance Corporation (FDIC) stating that when PayPal acts as an agent for its customers and deposits customer funds on their behalf in FDIC-insured institutions, these funds qualify for FDIC insurance on a pass-through basis. The New York Banking Department also encouraged PayPal to submit an application to obtain a New York money transmitter license, which we subsequently did.

Also, as previously disclosed, on July 9, 2002, PayPal was served with a subpoena issued by the Attorney General of the State of New York. The subpoena seeks the production of documents that are related to, among other things, PayPal's transactions with merchants involved in online gambling activities. No civil or criminal action or proceeding has been commenced against PayPal by the Attorney General, and the stated purpose of the subpoena is to assist the Attorney General in determining whether an action or proceeding should be instituted. We intend to cooperate fully with the Attorney General in this matter.

And now Roelof will give us a little more detail on the numbers. Roelof?

Roelof Botha

Thanks, Peter.

Key Operating Metrics
As Peter mentioned earlier, PayPal had a strong quarter, with 10% sequential quarterly growth in revenues from $48.8 million in the first quarter of this year to $53.8 million in the second quarter. These increased revenues were a direct result of the 11% growth in PayPal's total payment volume, from $1.46 billion to $1.62 billion in the same period. Second quarter 2002 total payment volume represented 116% growth from $747 million in the second quarter in 2001.

For the second quarter of this year, the payment volume sent to business and premier accounts, which we refer to as Gross Merchant Sales or GMS, amounted to 90% of total payment volume. GMS increased to $1.45 billion in the second quarter of 2002, representing 10% growth from $1.31 billion in the first quarter of 2002 and 119% growth from $663 million in the second quarter of 2001.

Increased payment volume, in turn, continued to be driven by account growth. In the second quarter of 2002, our registered accounts grew by 2.5 million to a total of 17.8 million, an average of 27,000 new accounts per day. This represents a decline of 3% from the average daily account growth of 28,000 in the first quarter, and is consistent with our experience in 2001, when average daily account growth declined 6% from the first to second quarter. In the second quarter of 2002, business and premier accounts grew by 480,000 to a total of 3.7 million, and international accounts grew by 399,000 to a total of 1.8 million.

Financial Metrics
We also saw a small increase in our gross margin. For the second quarter of 2002, PayPal earned an average transaction revenue rate of 3.33% of total payment volume. We incurred an average transaction processing expense rate of 1.14% of total payment volume; the percentage of payment volume funded by credit cards declined to 46.2% in the second quarter of 2002, down from 47.7% in the first quarter. Our provision for transaction losses also declined in the second quarter to 0.38% of total payment volume. Transaction revenues less transaction processing expenses and less the provision for transaction losses resulted in a gross margin of 54.3% for the second quarter of 2002—up from 51% in the first quarter.

Near the end of the second quarter, PayPal completed a $131.1 million secondary public offering of 6.9 million shares, more than doubling the company's publicly traded share volume to approximately 13.1 million shares. The company did not receive any proceeds from the transaction, other than for reimbursement to us of expenses related to this offering, as all shares were sold by existing shareholders. As of June 30, 2002, PayPal had corporate cash, cash equivalents, and investment securities totaling $141.8 million, which included $30.6 million in restricted cash and investment securities.

Headquarters Move
In April, PayPal moved its California headquarters from Palo Alto to Mountain View. (In fact, we just had a ribbon-cutting ceremony with the Mountain View Mayor and City Council members last week.) The company's Palo Alto lease extends through 2007, with total lease commitments of $8 million. Though we intend to sublease the Palo Alto property, we took a non-recurring charge of $5.5 million for this lease and the disposal of certain fixed assets in this property.

Business Outlook
As far as guidance is concerned, PayPal estimates third quarter 2002 revenues could range from $56 million to $57 million. Excluding non-cash expenses related to stock-based compensation and non-recurring charges related to the pending acquisition of the company by eBay™, we estimate that pro forma after-tax net income for the third quarter could be nine cents ($0.09) per diluted share, with between 64 million and 65 million fully diluted shares projected for the quarter and assuming a tax rate of 38%.

PayPal also affirms its forecast estimates issued on June 12 for the fiscal year ending December 31, 2002.

As a reminder, PayPal's business outlook can be obtained on the company's website throughout the current quarter. PayPal disclaims any duty to update its business outlook to reflect future developments and currently expects not to update its outlook until the release of the company's next earnings announcement; however, PayPal may update or remove any portion of its business outlook at any time for any reason. The business outlook should not be relied on as having continued accuracy beyond the date of this release.

Peter Thiel

Thank you, Roelof. One final point I should make, of which you are all probably very aware, is that on July 8, eBay™ announced an agreement with PayPal to acquire all of the outstanding shares of this company in a tax-free, stock-for-stock transaction using a fixed exchange ratio of 0.39 eBay shares for each PayPal share. Both companies believe the acquisition to be in the best interests of each company, their customers and shareholders. With PayPal integrated into eBay, the combined company should be able to provide a more convenient and faster transaction process for buyers and sellers, from listing through to payment and delivery. And by sharing information about user history and transaction patterns, the combined company should be able to increase the trust and safety of online transactions on the combined platform. As I mentioned, this cooperation and integration was requested emphatically by both companies users, especially at eBay Live, and we believe that listening and being responsive to our customers is an important part of the success of both PayPal and eBay. As has been previously announced, the acquisition, which is subject to various stockholder, government and regulatory approvals, is expected to close around the end of this calendar year.

And now we would be happy to take any questions.